SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                              AMENDMENT NO. 2 TO

                                     FORM

                                   N-8B-2A

                              File No. 811-7442



          REGISTRATION STATEMENT OF UNIT INVESTMENT TRUSTS WHICH ARE
                         CURRENTLY ISSUING SECURITIES


                              February 8, 1996


                       Pursuant to Section 8(b) of the
                       Investment Company Act of 1940









                                  Qualified
                         Unit Investment Liquid Trust
                              Series ("QUILTS")
                           (and Subsequent Series)
                    and any other future trusts for which
                         Quest for Value Distributors
                               acts as sponsor
                              Name of Registrant

                            World Financial Center
                 225 Liberty Street, New York, NY 10080-6116
                  Address and Principal Office of Registrant




  X Not the issuer of periodic payment plan certificates.

_____  Issuer of periodic payment plan certificates.



Amending Cover Page, Items 1, 2, and 7.

I.  ORGANIZATION AND GENERAL INFORMATION

            1.  (a)  Furnish name of the trust and the Internal
Revenue Service Employer Identification Number.

                  Qualified Unit Investment Liquid Trust Series ("QUILTS") (and Subsequent Series) and any other future trusts for which OCC Distributors acts as sponsor.

                  The Trust has no Internal Revenue Service Employer Identification Number.

            (b) Furnish title to each class or series of securities issued by the trust.

                           CERTIFICATE OF OWNERSHIP
                                --evidencing--
                            An Undivided Interest
                                    --in--
                Qualified Unit Investment Liquid Trust Series
                      ("QUILTS") (and Subsequent Series)


            2. Furnish name and principal business address and Zip Code and the Internal Revenue Service Employer Identification
Number of each depositor of the Trust.

                               OCC Distributors
                            World Financial Center
                              225 Liberty Street
                        New York, New York 10080-6116
                      Internal Revenue Service Employer
                      Identification Number: 13-3425976


            7. Furnish in chronological order the following information with respect to each change of name of the trust since January 1, 1930. If the name has never been changed, so state.



      Former Name                         Approximate Date of Change



Quest For Value's Unit                          March 5, 1993
Investment Laddered Treasury
Securities ("QUILTS")

Quest for Value's Unit                          February 8, 1996
Investment Laddered
Trust Series ("QUILTS")



                                   338066.1
                                      1

                                   SIGNATURE


            Pursuant to the requirements of the Investment Company Act of 1940, the depositor of the registrant has caused this Registration Statement to be duly signed on behalf of the registrant in the City and State of New York, on the 8th day of February, 1996.

                                          THE TRUST

                              QUALIFIED UNIT INVESTMENT LIQUID TRUST
                                SERIES ("QUILTS")
                                (AND SUBSEQUENT SERIES)

                              By:   OCC Distributors,
                                      Depositor

                                    By:   Oppenheimer Financial Corp.,
                                            as Managing Partner of the
                                            Depositor


                                          By: /s/ Susan A. Murphy




SEAL



Attest: /s/ Ernest DiLorenzo